Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as this “Second Amendment”) is entered into this 3rd day of June, 2003, by and between 485 PROPERTIES, LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and EBIX.COM, INC. a Delaware corporation, f/k/a Delphi Information Systems, Inc. (hereinafter referred to as “Tenant”),

W I T N E S S E T H:

WHEREAS, Landlord and Tenant, entered into that certain Lease Agreement, dated October 20, 1998 (hereinafter referred to as the “Office Lease”), as amended by that certain First Amendment to Lease Agreement between Landlord and Tenant, dated February 10, 2000 (hereinafter referred to as the “First Amendment”; the Office Lease, as amended by the First Amendment, is hereinafter sometimes referred to as the “Lease”), pursuant to which Tenant leased certain premises known as Suite 2850 on the twenty-eighth (28th) floor and Suite 3200 on the thirty-second (32nd) floor of the building presently known as “Corporate Center V” located at Five Concourse Parkway, Atlanta, Georgia 30328 (hereinafter referred to as the “Building”), which premises are more particularly described in the Lease (hereinafter referred to as the “Premises”);

WHEREAS, Landlord and Tenant desire to amend the Lease to extend further the term of the Lease and to provide for certain other related matters, as are more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.             Defined Terms.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given such terms in the Lease.

2.             Term. The Term of the Lease is hereby extended for a period (hereinafter referred to as the “Extension Period”) of seven (7) years and five (5) months, commencing June 1, 2003 (hereinafter sometimes referred to as the “Effective Date”) and continuing through to and including a new term expiration date of October 31, 2010 (the “New Term Expiration Date”).

3.             Terms of the Lease.  The lease of the Premises during the Extension Period shall be pursuant to all of the terms and conditions of the Lease as in effect from time to time; provided, however, that Landlord and Tenant hereby agree that, from and after the Effective Date, the Lease shall be modified as follows:

a.             Paragraph 2.  Rent.  Notwithstanding anything to the contrary in the Lease, effective as of the Effective Date, Monthly Rental for the Premises shall be payable to Landlord at P.O. Box 402862, Atlanta, Georgia 30384-2862 or at such other place Landlord designates, without demand, deduction or setoff, in the following amounts:

Period	Base Rental Per Rentable Square Foot Per Annum	Annual Rental	Monthly Rental

06/01/03-05/31/04	$20.50	$200,920.56	$16,743.38
06/01/04-05/31/05	$21.01	$205,919.04	$17,159.92
06/01/05-05/31/06	$21.54	$211,113.60	$17,592.80
06/01/06-05/31/07	$22.07	$216,308.04	$18,025.67
06/01/07-05/31/08	$22.63	$221,796.60	$18,483.05
06/01/08-05/31/09	$23.19	$227,285.16	$18,940.43
06/01/09-05/31/10	$23.77	$232,969.80	$19,414.15
06/01/10-10/31/10	$24.37	$238,850.40	$19,904.20

b.             Paragraph 3.  Reimbursement for Increases in Operating Expenses and Taxes.  On and after the Effective Date, Tenant, in addition to Monthly Rental payable with respect to the Premises, shall pay, as additional rental, Tenant’s Share with respect to the Premises of increases in the Operating Costs for any calendar year during the term of the Lease, as modified hereby (commencing with calendar year 2004), over the “Initial Operating Costs,” which for this purpose only shall be the actual Operating Costs for calendar year 2003, as adjusted pursuant to the terms of the Lease.  Notwithstanding the foregoing, Tenant shall remain obligated to pay additional rental under Paragraph 3 of the Lease for the portion of calendar year 2003 falling prior to the Effective Date, the same as if Initial Operating Costs had not been adjusted pursuant to this Paragraph 3.b.

4.             Tenant Improvements.

a.             Tenant agrees to accept the Premises in its “AS IS” condition, and Landlord shall have no obligation to perform any work with respect to the Premises, or to provide any allowances with respect thereto, except as otherwise hereinafter expressly provided in this Paragraph 4.  Any alterations or refurbishment to the Premises (“Tenant Improvements”) shall be performed subject to and in accordance with the provisions of this Paragraph 3 and Exhibit C-1 to the First Amendment.  The terms and conditions of said Exhibit C-1 to the First Amendment shall apply to the Premises as if the Premises were the “First Amendment Expansion Area” under said Exhibit C-1 except for the following revisions;

(i)            Tenant shall provide to Architect all specifications, information and documents necessary to enable Architect to prepare the Tenant Space Plans as soon as reasonably possible (but in no event later than June 3, 2003) (subsection 1 Section 2.01);

(ii)           Within five (5) working days after receipt of all items, described in subparagraph (i) above, Architect shall prepare and deliver to Tenant the Tenant Space Plans (subsection 2 Section 2.01);

(iii)          The prospective bidders for the engagement as “Contractor” under Article 5, subsection A, shall be (1) Raven Construction, (2) Schoppman Freese, and (3) KR Whitwer;

(iv)          Landlord designates Stacey Milam as Landlord’s Agent under Section 6.01;

(v)           The “Allowance” shall be revised as set forth below; and

(vi)          The following sentence shall be inserted at the end of Paragraph 2 of Section 4.02:

“Such fees and costs may be funded out of the Allowance, to the extent available.”

b.             Tenant acknowledges that the Premises was previously improved for occupancy, and all improvements existing on the date of this Second Amendment shall be left in place by Landlord and shall be available for reuse or shall be demolished by Tenant as part of the Tenant Improvement Costs with respect to the Premises for which Tenant is responsible under the Lease and this Second Amendment.  Notwithstanding the foregoing or anything to the contrary contained herein, Landlord shall provide an Allowance to Tenant for the purpose of paying a portion of the Tenant Improvements Costs respecting the Premises in the amount of up to One Hundred Ninety-Six Thousand Twenty and No/100 Dollars ($196,020.00) in total (and not per square foot).  Landlord agrees to contribute said amount toward the Tenant Improvement Costs in accordance with the provisions of Section 4.01 of said Exhibit C-1 (the Tenant Improvement Costs shall include, without limitation, (i) the space designer fees for Tenant Improvements and (ii) construction supervision fees as provided in said Exhibit C-1). Tenant shall pay to Landlord the amount of any excess Tenant’s Costs in the manner provided in Section 4.3 of said Exhibit C-1.  If any portion of the Refurbishment Allowance has not been advanced by Landlord on or before November 30, 2003, (such date to be extended by one (1) day for each day of delay not resulting from a Tenant Delay) the unused and remaining portion shall be retained by Landlord, and Tenant shall have no right to such unexpended Refurbishment Allowance.

c.             In order to induce Landlord to deliver the Premises to Tenant prior to the installation of the Tenant Improvements and to complete installation of the Tenant Improvements during Tenant’s occupancy of the Premises, Landlord and Tenant hereby agree as follows:

(i)                Landlord shall deliver the Premises to Tenant in its “AS-IS” condition on the Commencement Date.  Tenant acknowledges that Landlord and Landlord’s agents have made no representations or warranties with respect to the Premises and no warranties shall be implied under any applicable rule of law.

(ii)               The Tenant Improvements shall be designed and installed in accordance with the provisions of this Paragraph 3 and Exhibit C-1 to the First Amendment.  Tenant expressly acknowledges that, at Tenant’s request and in reliance on this Paragraph 4, Landlord has agreed to grant Tenant occupancy of the Premises prior to completion of the Tenant Improvements, and that completion of the Tenant Improvements during Tenant’s occupancy of the Premises may result in the inconvenience of Tenant or the interference with the conduct of Tenant’s business in the Premises.  Tenant hereby accepts such consequences and assumes all risks associated therewith.

(iii)              Landlord shall have the right to recapture some or all of the space within the Premises on a temporary basis for the construction and installation of the Tenant Improvements.  Landlord shall coordinate any such recapture with Tenant in order to mitigate any inconvenience to Tenant resulting therefrom.  During the construction of the Tenant Improvements, Tenant shall cooperate with Landlord in providing Landlord, its agents, employees and contractors, with access to the Premises for construction and installation of the Tenant Improvements.  Notwithstanding such recapture, there shall be no adjustment to or abatement of the Base Rental and other charges under the Lease.

(iv)             Tenant acknowledges and agrees that Landlord, its agents, employees and contractors may experience delays and additional costs and expenses (such as, by way of example and not limitation, overtime charges) in the construction and installation of the Tenant Improvements due to Tenant’s occupancy of the Premises and that any such delay shall be deemed a delay caused by Tenant and any such additional costs and expenses shall be paid by Tenant to Landlord in accordance with the provisions of this Paragraph 3 and Exhibit C-1 to the First Amendment.

(v)              Tenant hereby indemnifies and agrees to hold Landlord, its agents, employees and contractors harmless from and against any and all liabilities, claims, demands, allegations, assessments, losses, costs, damages and expenses of any nature whatsoever (including, but without limiting the generality of the foregoing, attorneys’ fees and court costs) that Landlord may incur, sustain or suffer or which may be asserted or charged against Landlord arising out of, pertaining to or in any way connected with Landlord’s completion of the Tenant Improvements other than any such liabilities, claims, demands,  losses, costs, damages or expenses arising out of injury to or death of any person or damage to any property as a result of the negligence or willful misconduct of Landlord or its agents, employees or contractors (individually a “Claim” or collectively “Claims”).  Tenant acknowledges that Landlord may discover, incur or suffer from Claims which were unknown or unanticipated as of the date of this Lease and that Tenant is assuming the risk of such unknown and unanticipated Claims and agrees that this paragraph applies to such unknown and unanticipated Claims.

d.             Notwithstanding anything in this Paragraph 4 to the contrary, Landlord and Tenant hereby acknowledge and agree that the Tenant Improvements to the First Amendment Expansion Area were substantially completed and all costs and expenses therefor were paid in full in accordance with Paragraph 6 of the First Amendment and Exhibit C-1 thereto.

5.             Paragraph 10.        Default by Tenant.  Landlord’s Remedies.  Effective as of the Effective Date, Paragraph 10 of the Lease shall be amended as follows:

a.             The first (1st) sentence of subparagraph 10(a)(i) shall be deleted in its entirety and the following new sentence shall be inserted in lieu thereof:

“The Rent or any other sum of money due of Tenant hereunder is not paid within ten (10) days of the date notice of such late payment is received by Tenant; provided, however, if more that two (2) payments due of Tenant hereunder in any one (1) calendar year are not made until after notice of such late payment is received by Tenant, then it shall be an event of default hereunder by Tenant if any subsequent payment due of Tenant hereunder in the same calendar year is not made within ten (10) days of the date when due.”

b.             The second (2nd) sentence of subparagraph 10(b)(i) shall be deleted in its entirety and the following new sentence shall be inserted in lieu thereof:

“If Tenant shall fail to do so, Landlord may, without further notice and without prejudice to any other remedy Landlord may have, enter upon the Premises and expel or remove Tenant and Tenant’s effects in accordance with the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq.”

c.             The first (1st) sentence of subparagraph 10(b)(iii) shall be deleted in its entirety and the following new sentence shall be inserted in lieu thereof:

“Dispossess Tenant in accordance with the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq.”

d.             Subparagraph 10(c) shall be deleted in its entirety and the following new subparagraph 10(c) shall be inserted in lieu thereof:

“Notwithstanding anything in this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other for any indirect, consequential, exemplary or punitive damages resulting from its default under this Lease, except in the event of a holdover by Tenant; provided, however, that nothing in this subparagraph (c) shall limit either Landlord’s or Tenant’s right, subject to the other provisions of this Lease, to collect compensatory damages and costs from the other as a result of a default by the other party under this Lease.”

6.             Paragraph 11. Assignment and Subletting.  Effective as of the Effective Date, Paragraph 11 of the Lease shall be amended as follows:

a.                 The first (1st) sentence of subparagraph 11(a) shall be deleted in its entirety and the following new sentence shall be inserted in lieu thereof:

“Tenant shall not sublet any part of the Premises, nor assign this Lease or any  interest herein, nor, once any such sublet and assignment is consented to by Landlord, amend or modify the terms of such sublet or assignment, without the prior consent of Landlord, which consent shall not be unreasonably withheld or delayed.”

b.                 Subparagraph 11(c) shall be deleted in its entirety and the following subparagraph 11(c) is inserted in lieu thereof:

“(c)         Tenant shall have the right to assign the lease or sublet the Premises, or any part thereof, without Landlord’s consent, but subject to Landlord’s right to notice and prohibition contained herein, to any corporation which controls, is controlled by, or is under common control with Tenant, or to any corporation resulting from a merger or consolidation transaction with Tenant, or to any corporation which acquires all or substantially all of the assets of Tenant (any one of such entities being hereinafter referred to as an “Affiliate”), provided that (i) the tangible net worth of the Affiliate is equal to or greater than the greater of Tenant’s tangible net worth on the date of this Lease and Tenant’s tangible net worth immediately prior to the effective date of the assignment or sublease, (ii) in the event of a sublease or if Tenant remains in existence as a separate legal entity following consummation of the assignment, it shall not be released from liability under this Lease, (iii) Tenant shall give written notice  to Landlord of the proposed assignment or sublease reasonably in advance of the consummation thereof and (iv) in the event of an assignment, the Affiliate shall unconditionally assume in a writing reasonably acceptable to Landlord all of Tenant’s obligations under the Lease effective upon the consummation of the assignment.  As used in the immediately preceding sentence, the term “control” means, with respect to a corporation, the right to the exercise, directly or indirectly, of more than forty percent (40%) of the voting rights attributable to the shares of the controlled corporation, and, with respect to any entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. Notwithstanding the foregoing, any such sublease or assignment must not have been entered into, in whole or in part, as a subterfuge to avoid the obligations and restrictions set forth in this Lease.  Furthermore, if

Landlord reasonably determines that the proposed sublessee or occupant is engaged in a business which would materially interfere with the operation of the Property or that permitting the subletting or occupancy would cause a violation by Landlord of its obligations under any lease covering a portion of the Property, Landlord shall have the right to prohibit such arrangement based upon the issue of the business of the proposed sublessee or occupant or the compatibility of the proposed sublessee or occupant with the businesses in the Building.  No subletting permitted by this Paragraph 11 shall relieve Tenant of its primary liability under this Lease.”

7.             Indemnification and Hold Harmless.  On and after the Effective Date, the Lease is hereby amended by deleting subparagraph 15(a) of the Office Lease in its entirety, and by inserting the following subparagraph 15(a) in lieu thereof:

(a)           Tenant hereby indemnifies and holds Landlord harmless from and against any injury, expense, damage, liability or claim, imposed on Landlord by any person whomsoever due to damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or of any other person in or about the Building for any purpose whatsoever, or administrative or criminal action by a governmental authority, provided that such injury, expense, damage, liability or claim results either directly or indirectly from the act, omission, negligence, misconduct or breach of any provisions of this Lease by Tenant, the agents, servants, or employees of Tenant, or any other person entering upon the Premises under express or implied invitation or consent of Tenant.  Tenant further agrees to reimburse Landlord for any costs or expenses, including, but not limited to, court costs and reasonable attorney’s fees, which Landlord may incur in investigating, handling or litigating any such claim or any action by a governmental authority.

8.             Tenant’s Insurance.  On and after the Effective Date, the Lease is hereby amended by deleting Paragraph 16 (Tenant’s Insurance) of the Office Lease in its entirety, and by inserting the following Paragraph 16 in lieu thereof:

“16.         TENANT’S INSURANCE.

Tenant shall carry during the Term (and any other period during which Tenant is in possession of the Premises, with all premiums paid prior to the due date at Tenant’s sole expense) (i) all risk coverage insurance insuring Tenant’s interest in its improvements to the Premises and any and all furniture, equipment, supplies, contents and other property owned, leased, held or possessed by Tenant and contained therein, such insurance coverage to be in an amount equal to the full insurable value of such improvements and property, as such may increase from time to time, (ii) worker’s compensation and employer’s liability insurance as required by applicable law, (iii) commercial general liability coverage for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use, or occupancy of the Premises, or other portions of the Building or Property, the limits of such policy or policies to be in amounts not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage per occurrence, plus excess coverage of not less than Five Million Dollars ($5,000,000) combined single limit for bodily injury and property damage per occurrence, (iv) insurance against thefts within the Premises, the Building or any project within which the Building is located, and (v) business interruption insurance with a limit of liability of not less than One Million Dollars ($1,000,000).  Tenant shall also maintain and provide such other required evidence to Landlord of any other form of insurance which Landlord, acting reasonably, requires from time to time in form, in amounts, and for risks against which a reasonable tenant would insure.  Landlord and Tenant shall each have included in all policies of insurance respectively obtained by them with respect to the Building or Premises a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage insured against.  To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other, and agrees to release the other from liability for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage; provided, however, that the foregoing release by each party is conditioned upon the other party’s carrying insurance with the above described waiver of subrogation, and if such coverage is not obtained or maintained by either party, then the other party’s foregoing release shall be deemed to be rescinded until such waiver is either obtained or reinstated.  All said insurance policies shall be carried with companies licensed to do business in the State of Georgia reasonably satisfactory to Landlord and rated in Best’s Insurance Guide, or any successor thereto (or, if there be none, an organization having a national reputation) as having a general policyholder rating of “A-” and a financial rating of at least “X.”  All such policies shall be noncancellable except after twenty (20) days’ written notice to Landlord.  Each policy shall name as additional insureds Landlord, Landlord’s Property Manager, Landlord’s mortgagee (if any), parties having a direct or indirect ownership interest in or contractual relationship with Landlord, and any other person reasonably designated by Landlord as having a direct or indirect financial interest in or contractual relationship respecting the Building or Premises and (ii) provide that it is primary to, and not contributing with, any policy carried by Landlord, Landlord’s Property Manager, Landlord’s mortgagee (if any), parties having a direct or indirect ownership interest in or contractual relationship with Landlord, or other reasonably designated person covering the same loss.  At Landlord’s request, duly executed certificates of such insurance shall be delivered to Landlord prior to the Commencement Date and at least thirty (30) days prior to the expiration of each respective policy term.”

9.             Paragraph 28.  Parking Arrangements.  Effective as of the Effective Date, Paragraph 28 of the Lease is hereby amended by adding the following language at the end thereof:

“Notwithstanding the foregoing, Landlord shall provide one (1) reserved monthly parking space for use by Tenant in the Concourse V and VI garage (hereinafter referred to as the “Garage”); provided that Landlord shall have the right, at any time, in Landlord’s sole discretion, to relocate such space to a mutually agreed upon location within the Garage.  Such parking space shall be provided to Tenant so long as said parking space is available without conflict with the requirements of present agreements with any tenant of the Building.  Subject to the foregoing, such parking space shall be provided for the Extension Period at no additional charge to Tenant. Tenant shall abide by and comply with any and all regulations promulgated by Landlord with respect to such reserved parking space.  Landlord shall have no obligations to enforce the reservation of such reserved parking space.  The parking spaces described in this Paragraph 28, and Tenant’s rights thereto, shall not be assignable or transferable by Tenant.”

10.           Paragraph 30. Right to Relocate.  Effective as of the Effective Date, Paragraph 30 of the Lease is hereby amended by adding the following language at the end thereof:

“Notwithstanding anything to the contrary in the Lease, effective as of the Effective Date, Landlord agrees that (x) it shall have no rights to relocate Tenant from the portion of the Premises located on the thirty-second (32nd) floor of the Building during the Extension Period and (y) in the event of any relocation of Tenant’s space located on the twenty-eighth (28th) floor of the Building, Landlord shall use its reasonable efforts to relocate Tenant to space in the Building serviced by the high-rise elevator banks .”

11.           Paragraph 31. Late Payments.  Effective as of the Effective Date, Paragraph 31 of the Lease is hereby amended by deleting from the 1st line thereof the words and symbols “within five (5) days” and inserting the following words and symbols in lieu thereof,-”within ten (10) days”

12.           Right of First Negotiation.  Landlord grants Tenant a right of first negotiation (the “First Negotiation Right”) to lease additional space contiguous to the Premises in accordance with the following:

a.                       The space that is subject to such First Negotiation Right shall be all or any portion of the space located on the twenty-eighth (28th) and thirty-first (31st) floors of the Building that is contiguous to the Premises (the “First Negotiation Space”).

b.                      Except as provided in this Paragraph 12, if Landlord makes or receives a written proposal to lease all or any portion of the First Negotiation Space, Landlord shall notify Tenant in writing (such notice being hereinafter called the “Offer Notice”) of the availability of such space.  Such Offer Notice shall specifically describe the portion of the First Negotiation Space that is the subject of such proposal.  The Offer Notice shall also constitute an offer by Landlord to lease the space described in the Offer Notice to Tenant in accordance with the terms of this Paragraph 12. Tenant shall have ten (10) days after its receipt of such Offer Notice to accept such offer pursuant to this First Negotiation Right and to lease all of such portion of the First Negotiation Space described in the Offer Notice from Landlord in accordance with the terms of this Paragraph 12.

c.                       Acceptance by Tenant of the offer set forth in the Offer Notice shall be deemed effective only if such acceptance is given to Landlord in a written notice of acceptance (the “Acceptance Notice”) specifically referring to the Offer Notice to which it relates, received by Landlord within the ten (10) day period prescribed above for such acceptance.  To be effective, such Acceptance Notice must accept the offer set forth in the subject Offer Notice with respect to all of the portion of the First Negotiation Space described in such Offer Notice.

d.                      If Tenant duly and timely delivers to Landlord its Acceptance Notice within such ten (10) day period in accordance with this Paragraph 12 and such Acceptance Notice is delivered to Landlord on or before June 1, 2005, then the following terms shall apply:

(i)   The term of the lease of the First Negotiation Space shall commence upon the earlier to occur of (a) Tenant’s occupancy of the First Negotiation Space for the purpose of conducting business therefrom, (b) substantial completion of the tenant improvements with respect to such space or (c) sixty (60) days after Landlord’s receipt of the Acceptance Notice (such earlier date being hereinafter referred to as the “Expansion Commencement Date”);

(ii)  Base Rental, Additional Rental, and all other sums and charges imposed under this Lease with respect to the First Negotiation Space shall commence to accrue with respect to the First Negotiation Space on the Expansion Commencement Date;

(iii) The First Negotiation Space shall become part of the Premises and shall be leased to Tenant for the remaining portion of the term of the lease of the Premises upon the terms and conditions (including, without limitation, the same Base Rental rate per square foot of Rentable Area and the same Base Operating Expenses and Base Real Estate Taxes) as then and thereafter in effect from time to time under this Lease for the balance of the Premises, except as otherwise provided in this subparagraph d.;

(iv) Tenant improvements shall be designed and installed in accordance with the same procedures and conditions as are set forth in Exhibit C hereto; except that Refurbishment Allowance per square foot of Rentable Area with respect to the First Negotiation Space shall be equal to the product of $20.00 and a fraction, the numerator of which is the number of full calendar months, plus the fraction of any partial calendar months, remaining in the initial term of this Lease, measured from the Expansion Commencement Date, and the denominator of which is 89;

(v)  Tenant’s Percentage Share shall be adjusted to reflect Tenant’s lease of the First Negotiation Space; and

(vi) Landlord and Tenant agree to enter into an amendment to this  Lease to document the exercise of the Expansion Option within thirty (30) days after Landlord’s receipt of the Option Exercise Notice.

e.                       If Tenant duly and timely delivers to Landlord its Acceptance Notice within such ten (10) day period in accordance with this Paragraph 12 and such Acceptance Notice is delivered to Landlord after June 1, 2005, then the following terms shall apply:

(i)   The term of the lease of the First Negotiation Space shall commence upon the “Expansion Commencement Date”;

(ii)  Base Rental, Additional Rental, and all other sums and charges imposed under this Lease with respect to the First Negotiation Space shall commence to accrue with respect to the First Negotiation Space on the Expansion Commencement Date;

(iii) Subject to the other terms of this Paragraph 12, the portion of the First Negotiation Space leased by Tenant pursuant to an Acceptance Notice shall become part of the Premises and shall be leased to Tenant pursuant to the terms and conditions of the Lease as applicable to the Premises, subject to revisions thereto applicable only to the portion of the First Negotiation Space to be leased by Tenant to reflect Prevailing Market Terms and Conditions. “Prevailing Market Terms and Conditions” shall mean the then prevailing market economic terms and conditions (including, without limitation, base rent, rent escalation, tenant improvement allowance, length of noncancellable lease term, and other similar matters) for leases comparable to the lease of the Premises for “second generation” space in the Building comparable to the space to be leased by Tenant pursuant to its Acceptance Notice, taking into account the creditworthiness of Tenant.  The Prevailing Market Terms and Conditions shall be determined between Landlord and Tenant by mutual agreement; however, if Landlord and Tenant cannot agree, the Prevailing Market Terms and Conditions shall be established in the manner specified in subparagraph (iv) hereof.

(iv) Within five (5) days after Landlord has received Tenant’s Acceptance Notice, Landlord shall advise Tenant, in writing, of its determination of the Prevailing Market Terms and Conditions.  Within five (5) days after Tenant’s receipt of Landlord’s determination of the Prevailing Market Terms and Conditions, Tenant shall advise Landlord, in writing, whether or not Tenant accepts or rejects the Prevailing Market Terms and Conditions specified by Landlord.  Failure to accept or reject the Prevailing Market Terms and Conditions specified by Landlord shall be deemed acceptance by Tenant.  If Tenant by notice timely given rejects the Prevailing Market Terms and Conditions determined by Landlord, Tenant shall specify in such notice either (x) Tenant’s election to withdraw the Acceptance Notice, in which event the exercise of such Acceptance Notice shall be nullified and this First Negotiation Right shall be terminated with respect to the subject portion of the First Negotiation Space, or (y) Tenant’s election to submit the determination of  Prevailing Market Terms and Conditions to the procedure outlined below and Tenant’s selection of a real estate appraiser, who shall act on Tenant’s behalf in determining the Prevailing Market Terms and Conditions.  Failure to make such election in such response shall be deemed an election of clause (x) of the immediately preceding sentence.  Within twenty (20) days after Landlord’s receipt of Tenant’s selection of a real estate appraiser, Landlord, by written notice to Tenant, shall designate a real estate appraiser, who shall act on Landlord’s behalf in the determination of the Prevailing Market Terms and Conditions.  Within twenty (20) days of the selection of Landlord’s appraiser, the two appraisers shall render a joint written determination of the Prevailing Market Terms and Conditions.  If the two appraisers are unable to agree upon a joint written determination within said twenty (20) day period, each appraiser shall render his or her own written determination and the two appraisers shall select a third appraiser within such twenty (20) day period (or, if such appraisers cannot be agreed upon by the appraisers, the third appraiser shall be selected by lot from a list of not less than five (5) appraisers recommended by the President of the Georgia Chapter of the National Association of Industrial and Office Properties).  Within twenty (20) days after the appointment of the third appraiser, the third appraiser shall select one of the determinations of the two appraisers originally selected, without modification or qualification.  All appraisers selected in accordance with this subparagraph shall have at least ten (10) years prior experience in the metropolitan Atlanta commercial leasing market and shall be members of one or more of the National Association of Industrial and Office Properties, the American Institute of Real Estate Appraisers, the Atlanta Board of Realtors or similar professional organization.  If either Landlord or Tenant fails or refuses to select an appraiser, the other appraiser shall alone determine the Prevailing Market Terms and Conditions.  Landlord and Tenant agree that they shall be bound by the determination of Prevailing Market Terms and Conditions pursuant to this subparagraph for the lease of the subject space.  Landlord shall bear the fees and expenses of its appraiser; Tenant shall bear the fees and expenses of its appraiser; and Landlord and Tenant shall share equally the fees and expenses of the third appraiser, if any.

f.                       If Tenant does not duly and timely deliver to Landlord its Acceptance Notice within the aforesaid ten (10) day period in accordance with this Paragraph 12, then Tenant shall be deemed to have elected not to accept Landlords’ offer set forth in the subject Offer Notice, and Tenant’s rights with respect to the portion of the First Negotiation Space described in such Offer Notice shall terminate and be of no further force or effect, and Landlord shall be free to enter into a lease with a prospective tenant with respect to all or any part of that portion of the First Negotiation Space that was the subject of such Offer Notice, plus additional space leased in conjunction therewith (including, without limitation, an additional portion of the First Negotiation Space, provided such additional portion of the First Negotiation Space does not have more than thirty percent (30%) of the Rentable Area of the portion of the First Negotiation Space that was offered to Tenant pursuant to the Offer Notice)

g.                      Landlord shall have the right to enter into a lease of all or a portion of the First Negotiation Space with a tenant or subtenant other than Tenant occupying such space on the date such space is so leased by Landlord without first being required to submit an Offer Notice to Tenant; and such lease with any such occupant shall be superior to, but shall not have the effect of terminating, Tenant’s rights under this Paragraph 12.

h.                      Notwithstanding anything in this Paragraph 12 to the contrary, Tenant shall have no right to exercise any right or option under this Paragraph 12, nor shall Landlord have any obligation to submit an Offer Notice to Tenant with respect to any portion of the First Negotiation Space before entering into a third party lease with respect thereto, or to enter into any lease of any portion of the First Negotiation Space with Tenant, at any time during which either (i) an Event of Default exists with respect to Tenant under this Lease, (ii) this Lease is not in full force and effect,  (iii) Tenant has assigned this Lease or has entered into a sublease with respect to all or any portion of the Premises, or (iv) Tenant is in default under any other written agreement with Landlord.

13.           Deleted Provisions.  Effective as of the Effective Date, the Lease is hereby amended by deleting the following provisions in their entirety:

a.             Special Stipulation No. 2 of the Office Lease (“Renewal of Lease”)

b.             Paragraph 6 of the First Amendment (“Tenant Improvements”)

14.           Brokerage Commissions.  Tenant represents and warrants that it has not retained or consulted with a broker, agent or commission salesperson with respect to the negotiation of this Second Amendment, and that no commissions, fees or compensation of any kind are due and payable in connection herewith to any broker, agent or commission salesperson acting for or on behalf of Tenant. Tenant agrees to indemnify and hold Landlord harmless from all loss, cost and damage suffered or incurred by Landlord as the result of any breach by Tenant of the representation and warranty contained in this Paragraph 14.  Except for Cousins

Properties Services LP, no broker, agent or commission salesperson has represented Landlord in the negotiation of this Second Amendment, and Landlord has agreed to compensate Cousins Properties Services LP for its services in accordance with the terms of separate commission agreement between Landlord and Cousins Properties Services LP.

15.           No Further Amendments; Ratification.  Except as expressly amended herein, all terms and conditions of the Lease remain unamended in full force and effect and are ratified and confirmed by Landlord and Tenant.  In the event of any conflict between the terms and conditions of this Second Amendment and any of the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall control.

16.           Basic Lease Information. The Basic Lease Information attached to this Second Amendment as Exhibit A-2 is hereby inserted herein to state certain of the terms of the Lease with respect to the Premises for the Extension Period.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed under seal, on the day and year first above written.

LANDLORD:

485 PROPERTIES, LLC, a Delaware limited liability company

		By:	/s/ Harry St. Clair
			Name:	Harry St. Clair
			Title:	Assistant Secretary
Date executed by
Landlord:	6/26/03

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO SECOND AMENDMENT TO LEASE AGREEMENT]

TENANT:

EBIX.COM, INC., a Delaware corporation

		By:	/s/ James W. Satterfield, EVP	(SEAL)
Authorized Signature

James W. Satterfield, EVP
Type Name of Signatory

Date executed by		By:		(SEAL)
Tenant:	June 3, 2003		Authorized Signature

Type Name of Signatory

(CORPORATE SEAL)

*Note:    If Tenant is a corporation, two authorized corporate officers must execute this Second Amendment in their appropriate capacities for Tenant, affixing the corporate seal.

By the execution and delivery of this Second Amendment, Tenant has made and shall be deemed to have made a continuous and irrevocable offer to Lease the Premises, on the terms contained in this Second Amendment, subject only to acceptance by Landlord (as evidenced by Landlord’s signature hereon), which Landlord may accept in its sole and absolute discretion.

Tenant’s Federal Employer Identification Number:

Exhibit A-2

CORPORATE CENTER V

BASIC LEASE INFORMATION

Lease Date	Office Lease, dated October 20, 1998 (amended by First Amendment, dated February 10, 2000, amended by Second Amendment, dated June 3, 2003)

Landlord	485 PROPERTIES, LLC, a Delaware limited liability company

Tenant	EBIX.COM, INC., a Delaware corporation

Building Name	Corporate Center V

Building Address	Five Concourse Parkway Atlanta, Georgia 30328

Premises	Suite 2850 and 3200

Lease Term	Seven (7) years and five (5) months*

Effective Date	June 1, 2003

Expiration Date	October 31, 2010

Total Building Rentable Area	687,107 square feet

Rentable Area	9,801 square feet

Tenant’s Share	1.5%

Annual Rental	06/01/03-05/31/04	$20.50
(per rentable square	06/01/04-05/31/05	$21.01
foot per annum )	06/01/05-05/31/06	$21.54
	06/01/06-05/31/07	$22.07
	06/01/07-05/31/08	$22.63
	06/01/08-05/31/09	$23.19
	06/01/09-05/31/10	$23.77
	06/01/10-10/31/10	$24.37

1

Operating Costs Base Year	Calendar year 2003

* Note:   This Basic Lease Information is only for the portion of the Lease term commencing on the Effective Date.  It does not address the portion of the Lease term falling prior to that date.

Security Deposit	N/A

Landlord’s Address	For Notices:
485 PROPERTIES, LLC
c/o Cousins Properties Services LP
Five Concourse Parkway
Suite 1200
Atlanta, Georgia 30328-6111
Attn: Stacey Milam

Tenant’s Address	For Notices:
EBIX.COM, INC.
Five Concourse Parkway
Suite 2850
Atlanta, Georgia 30328
Attn: Jim Satterfield

Tenant’s Broker

N/A

Landlord’s Allowance	$196,020.00 (one-time only)

2